EXHIBIT 99.1

Preferred Stock Held by Hale Capital Partners Converts to Common Stock

PLEASANTON, Calif., Feb. 18, 2014 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced that on February 14, 2014, it delivered notice of the exercise of its right to convert certain shares of Adept's Series A Convertible Preferred Stock and reached agreement with Hale for a waiver of conditions to conversion rights, so that all of the 8,000 outstanding shares of Preferred Stock held by Hale Capital Partners will be converted into 1,739,130 common shares effective February 18, 2014.

After the conversion, Adept will have only one class of outstanding stock. Commenting on the conversion, Rob Cain, President and CEO of Adept noted, "The conversion of the preferred stock provides significant benefits to Adept, including strengthening our balance sheet, eliminating the quarterly dividend, and simplifying our capital structure by removing the preferred stock liquidation preference and other complex features. Also we are pleased that Marty Hale, the founder of Hale Capital Partners, will remain a valuable member of the Board of Directors following the conversion."

Marty Hale also commented on the conversion, "As an evergreen private equity firm focused on the long-term, I am excited to remain an investor and board member of Adept. I look forward to continuing my relationship with this dynamic company."

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed herein due to factors outside our control. For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2013, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors. Adept is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: Seth Halio, Chief Financial Officer
         Adept Technology, Inc.
         925 245 3400 (voice)
         Fax: 925 245 3510 (fax)
         investor.relations@adept.com